Exhibit 10.41(e)

To:	The Finance Parties, as defined in the below-mentioned Facility Agreement

November 5, 2008

Dear Sir or Madam:

Request for Amendment No. 4 and Waiver

We refer to the senior facility agreement dated 30 March 2007 (the “Facility Agreement:”) between, among others, Spansion Japan Limited and GE Financial Services Corporation (formerly known as GE Capital Leasing Corporation) as Administrative Agent.

Capitalised terms used in this letter, unless otherwise defined herein, shall have the meaning given to them in the Facility Agreement.

We hereby request the following amendments to the Facility Agreement:

(1)	that sub-paragraphs (e) and (f) of the definition of “Permitted Financial Indebtedness” in Clause 1.1 be deleted in their entirety and replaced with the following:

“(e) which is indebtedness to Spansion Inc. or any of its Subsidiaries;

(f) arising under an advance or deferred purchase agreement if such agreement is in respect of the supply of assets or services purchased in the ordinary course of business and payment is due more than 90 days after the date of supply; or

(g) not otherwise permitted by paragraphs (a) to (f) above and the outstanding principal amount of which does not exceed:

(i)	in relation to revolving credit facilities of the Borrower, ¥18,000,000,000 (or its equivalent); and

(ii)	in relation to any other debt of the Borrower, ¥2,500,000,000 (or its equivalent),

in each case, in aggregate for the Borrower at any time.”

(2)	that Clause 21.5(a) be deleted and replaced in its entirety with:

“(a)

(i)	Any indebtedness constituting trade credit extended to the Borrower on normal commercial terms by a person in the ordinary course of that person’s trading activities is not paid when due and such failure continues for a period of more than ten (10) Business Days after the Borrower receives written notice of the commencement or threatened commencement of any legal action or actions to compel payment or otherwise recover such indebtedness, or

(ii)	any Financial Indebtedness of the Borrower other than that described in sub-paragraph (i) above is not paid when due nor paid prior to the expiry of:

(A)	any grace period or cure period applicable to an agreement described at sub-paragraph (f) of the definition of “Permitted Financial Indebtedness” in Clause 1.1; or

(B)	any originally applicable grace period or cure period in relation to any other Financial Indebtedness.”

(3)	that Clause 21.5(b) be deleted and replaced in its entirety with the following provision:

“(b)

(i)	Any indebtedness constituting trade credit extended to the Parent on normal commercial terms by a person in the ordinary course of that person’s trading activities is not paid when due and such failure continues for a period of more than ten (10) Business Days after the Parent receives written notice of the commencement or threatened commencement of any legal action or actions to compel payment or otherwise recover such indebtedness; or

(ii)	any Financial Indebtedness of the Parent other than that described in sub-paragraph (i) above is not paid when due nor paid within 30 days of the expiry of any applicable grace period or cure period.”

(4)	that Clause 21.6 be amended by adding the following phrase at the end of subparagraph (a) thereof: “, other than any negotiations relating to the rescheduling of any debt or indebtedness under an advance or deferred purchase agreement or constituting trade credit that is not caused by suspension or threatened suspension of the making of any payment on account of such debt or indebtedness.”

Borrower represents and warrants to the Finance Parties that as of the date of this letter, it has performed all such acts and executed all such documents as are required under the Security Agreement governed by Japanese law and dated 30 March 2007 among the Security Agent, the financial institutions listed therein and the Borrower, to create a security interest over the assets acquired by it under each advance or deferred purchase agreement for the supply of assets to which it or the Parent is a party.

Further, we hereby request that you agree to waive any Event of Default caused by any events or circumstances, that:

(a)	have occurred or, prior to the date that the amendment requested herein is effected, do occur;

(b)	result from any negotiations that the Borrower or the Parent has had or, prior to the date that the amendment requested herein is effected, does have, with any of its trade vendors or other unsecured creditors regarding concessions and/or any extension of payment terms, any deferrals of payments to its trade creditors or other unsecured creditors, and any similar actions or initiatives that the Borrower or the Parent has taken with respect to its trade vendors and other secured creditors: as part of its efforts to manage its liquidity and conduct its business; and

(c)	do not, after effecting the amendment requested herein, constitute an Event of Default under the Facility Agreement as amended.

Please kindly indicate your acceptance to the above by countersigning this letter.

The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

This letter is designated as a Finance Document.

This letter shall be governed by and construed in accordance with Japanese law.

Yours faithfully,

For and on behalf of

Spansion Japan Limited